Exhibit No. 12.
Questar Pipeline Company and Subsidiaries
Ratio of Earnings to Fixed Charges

(Unaudited)

                                                 12 months ended
                                                  September 30,
                                               2001          2000
                                             --------      --------
                                             (Dollars in Thousands)
Earnings

Income (loss) before income taxes            $ 45,041      ($ 9,682)
Plus debt expense                              16,022        18,250
Plus allowance for borrowed
   funds used during construction               3,338         3,084
Plus interest portion of rental expense           373           314
                                             --------      --------
                                             $ 64,774      $ 11,966
                                             ========      ========
Fixed Charges

Debt expense                                 $ 16,022      $ 18,250
Plus allowance for borrowed
   funds used during construction               3,338         3,084
Plus interest portion of rental expense           373           314
                                             --------      --------
                                             $ 19,733      $ 21,648
                                             ========      ========
Ratio of Earnings to Fixed Charges (1)           3.28          0.55


(1) For the purposes of this presentation, earnings represent income before income taxes and fixed charges. Fixed charges consist of total interest charges, amortization of debt issuance costs and losses from reacquiring debt, and the interest portion of rental costs, estimated at 50% for the purpose of this calculation.